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                                                                       EXHIBIT N


                                  VOTING AGREEMENT

     VOTING AGREEMENT dated as of June 22, 1998, by and between Cornerstone Properties Inc. (the "Company"), a Nevada corporation, William Wilson & Associates, a California corporation ("WW&A"), Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen, a stichting formed according to the laws of the Kingdom of The Netherlands ("PGGM") and Dutch Institutional Holding Company, Inc. ("DIHC" and together with PGGM, the "Shareholder").

     WHEREAS, PGGM is the beneficial owner of 27,458,750 shares of common stock, without par value (the "Common Stock"), of the Company and DIHC is the beneficial owner of 6,726,750 shares of Common Stock of the Company;

     WHEREAS, the Company, Cornerstone Properties Limited Partnership, a Delaware limited partnership (the "OP"), and WW&A, and certain affiliated partnerships have entered into a Contribution Agreement and Agreement and Plan of Merger (the "Contribution Agreement"), dated as of the date hereof, which provides for, among other things, (i) the merger of WW&A with and into the Company (the "Merger"), and (ii) the issuance of shares of Common Stock and units of limited partnership interest in the OP; any terms used but not defined herein which are defined in the Contribution Agreement shall have the meanings set forth in the Contribution Agreement;

     WHEREAS, PGGM hereby agrees to vote the 27,458,750 shares of Common Stock owned by PGGM as of the date hereof and any shares acquired by PGGM after the date hereof (the "PGGM Shares") as provided in this Agreement;

     WHEREAS, DIHC hereby agrees to vote the 6,726,750 shares of Common Stock owned by DIHC as of the date hereof and any shares acquired by DIHC after the date hereof (the "DIHC Shares" and together with the PGGM Shares, the "Shares") as provided in this Agreement;

     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. AGREEMENT TO VOTE. At such time as the Company conducts a meeting of, solicits written consents from or otherwise seeks a vote of its shareholders for the purpose of approving the transactions contemplated by the Contribution Agreement, including the Merger, Shareholder agrees to vote all of the Shares in favor of the transactions contemplated by the Contribution Agreement, including the Merger, and all other actions necessary or desirable for the consummation of the transactions contemplated by the Contribution Agreement, including the


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Merger.  If the Company or any other Person conducts a meeting of, solicits written consents from or otherwise seeks a vote of the Company's shareholders with respect to any transaction or any other matter which may contradict any provision of this Agreement or the Contribution Agreement or may make it more difficult or less desirable for the Company to consummate the transactions contemplated by the Contribution Agreement, then Shareholder further agrees to vote the Shares in the manner most favorable to consummation of the transactions contemplated by the Contribution Agreement. Shareholder will retain at all times the right to vote the Shares, in Shareholder's sole discretion, on all matters other than those set forth in this Section 1 which are at any time or from time to time presented for a vote to the Company's shareholders generally.

     2.   STANDSTILL.

     (a) From the date hereof until the closing of the transactions contemplated by the Contribution Agreement, Shareholder shall not:

          (i) directly or indirectly propose to the Company or any person a Business Combination (as hereinafter defined);

          (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules promulgated by the Securities and Exchange Commission under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of the Company, initiate, propose or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal; or

          (iii) deposit any equity securities of the Company into a voting trust or subject any equity securities to any arrangement or agreement with respect to the voting of such securities or form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any equity securities, except as contemplated by this Agreement and the Post Closing Voting Agreement referred to in the Contribution Agreement.

     (b)"BUSINESS COMBINATION" means any one of the following transactions:

          (i) Any merger or consolidation of the Company or any subsidiary thereof with any other person (other than the Company);


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          (ii)   Any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company (in one transaction or a series of transactions) to or with any person of all or a substantial portion of the assets of the Company and its subsidiaries taken as a whole;

          (iii) The adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of Shareholder; or

          (iv) Any reclassification of securities (including any reverse stock split), recapitalization of the Company, or any merger or consolidation of the Company with any subsidiary thereof or any other transaction to which the Company is a party which has the effect, directly or indirectly, of increasing number of shares of common stock of the Company owned by the Shareholder or its affiliates (whether or not with or into or otherwise involving Shareholder or any of its affiliates).

     Nothing in this Section 2 shall limit the ability of the directors of Shareholder to function in their capacities as members of the Board. The provisions of this Section 2 may be waived by the Company only upon the approval of a majority of the Board, excluding all directors appointed by PGGM shall not be applicable to actions approved by the majority of the Board, excluding all directors appointed by PGGM in circumstances in which such directors are "interested directors" under Section 78.140 of the Nevada General Corporation Law.

     3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER. Shareholder represents and warrants to, and agrees with, the Company and WW&A that:

     (a) the Shareholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and constitutes a valid and legally binding obligation of Shareholder enforceable in accordance with its terms;

     (b) Shareholder is not subject to or obligated under any provisions of (i) any contract, (ii) any license, franchise or permit or (iii) any law, regulation, order, judgment or decree that would be breached or violated by the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

     (c) no authorization, consent or approval of, or any filing with, any public body or authority is necessary for the execution and delivery of this Agreement and consummation by the Shareholder of the transactions contemplated by this Agreement;

     (d) on the date hereof it has, and it will have at all times up to the termination of this Agreement, the unrestricted power to vote the Shares and good and marketable


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title to the Shares free and clear of all claims, liens, charges, encumbrances and security interest;

     (e) it will not sell, transfer or otherwise dispose of any of the Shares unless prior to any such sale, transfer or other disposition, the purchaser or transferee agrees in writing to be bound by the terms of this Agreement; and

     (f) the certificates representing the Shares (the "Certificates") issued to Shareholder or to a transferee of the Shares shall include a legend (the "Legend") in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF JUNE __, 1998, BETWEEN THE CORPORATION, THE SHAREHOLDER AND THE THIRD PARTY NAMED THEREIN, A COMPLETE AND CORRECT COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

     Within 30 days of the execution of this Agreement by all parties hereto, shareholder shall deliver the Certificates to the Company for purposes of affixing the Legend. The Legend shall be removed upon the termination of this Agreement pursuant to Section 8 hereof.

     3    AMENDMENT.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all the parties hereto. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of all the other parties hereto.

     4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

     5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflict of laws principles thereof.

     6. BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is


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intended or shall be construed to give any person other than the parties of this
Agreement, or their respective heirs, personal representatives, successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision contained herein.

     7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.
     8. TERMINATION. This Agreement shall terminate on the earlier to occur of (i) December 31, 1998 and (ii) the date upon which the Contribution Agreement is terminated or the transactions thereunder are consummated.

     9. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     10. FURTHER ASSURANCES. Shareholder will, upon the request of the Company, execute and deliver such documents and take such action deemed by the Company to be necessary or desirable to effectuate the purposes of this Agreement.

     11. REMEDIES. Shareholder agrees that, for any violation of this Agreement, the Company and WW&A each shall have the option, in addition to any remedies available at law, of seeking equitable relief in any court of competent jurisdiction to require that the Shareholder comply with the terms of this Agreement.







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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                               CORNERSTONE PROPERTIES INC.


                               By: /s/ John S. Moody
                                  ------------------------------
                                  Name: John S. Moody
                                  Title: Chairman and Chief Executive Officer

                               WILLIAM WILSON & ASSOCIATES


                               By: /s/ William Wilson III
                                  ------------------------------
                                  Name: William Wilson III
                                  Title: President

                               PGGM


                               By: /s/ Jan van der Vlist
                                  ------------------------------
                                  Name: Jan van der Vlist
                                  Title: Director of Real Estate


                               By: /s/ Anneke C. van de Puttelaar
                                  --------------------------------
                                  Name: Anneke C. van de Puttelaar
                                  Title: Portfolio Manager Real Estate

                               DIHC


                               By: /s/ Craig Johnston
                                  ------------------------------
                                  Name: Craig Johnston
                                  Title: Vice President



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